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                               BROWN & WOOD LLP
                            ONE WORLD TRADE CENTER
                           NEW YORK, NEW YORK 10048
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599

                                                                November 7, 2000

MuniHoldings Florida Insured Fund
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Ladies and Gentlemen:

     We have acted as counsel for MuniHoldings Florida Insured Fund (the "Fund") in connection with the proposed acquisition by the Fund of substantially all of the assets and the assumption by the Fund of substantially all of the liabilities of MuniHoldings Florida Insured Fund V in exchange for newly-issued common shares of beneficial interest and newly-issued shares of an existing series of auction market preferred shares of the Fund (collectively, the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No. 333-47282) (the "Registration Statement"), relating to common shares of beneficial interest and auction market preferred shares of the Fund, designated Series B, each par value $0.10 per share (the "Shares"), to be issued in the Reorganization.

     As counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Fund, as amended, the By-Laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion (except for certain possible liability of shareholders described in the Registration Statement under "Comparison of the Funds-Capital Shares").

Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization by and between the Fund and MuniHoldings Florida Insured Fund V, set forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable common shares of beneficial interest or auction market preferred shares, as the case may be, of the Fund.

In rendering the foregoing opinions, we have relied, without independent investigation or verification, as to all matters involving the laws of the Commonwealth of Massachusetts, upon the opinion of Bingham Dana LLP.
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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                                            Very truly yours,

                                                            /s/ Brown & Wood LLP